Exhibit 99.1
Origen Financial Announces Third Quarter 2005 Results And Declares Dividend Of $0.06 Per Share
SOUTHFIELD, MI -November 8, 2005 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced a net loss of $6.1 million for the quarter ended September 30, 2005, representing $0.24 per share, as compared to net income of $1.4 million, or $0.06 per share for the quarter ended September 30, 2004. The third quarter 2005 loss is primarily the result of (1) loan loss provisions and asset impairment charges relating to estimated loan losses as a result of the effects of Hurricanes Katrina and Rita and (2) the previously-announced elimination of the loan recourse liability with Vanderbilt Mortgage and Finance. Origen’s Board of Directors declared a dividend payment for the third quarter of $0.06 per share to be paid to holders of Origen’s common stock of record on November 21, 2005. Certain factors considered by the Board in the determination of dividend payments include the profitability of on-going operations, liquidity and estimated REIT taxable income. The dividend will be paid on November 30, 2005 and will approximate $1.5 million.
Highlights for Quarter
•	Elimination of the loan recourse liability with Vanderbilt Mortgage and Finance resulted in a charge to earnings of approximately $0.9 million and an increase in the provision for loan losses of approximately $0.8 million on defaulted loans previously repurchased from Vanderbilt.

•	Recognition of the estimated financial impact from the effects of Hurricanes Katrina and Rita resulted in charges against earnings of approximately $4.7 million comprised of a $3.5 million addition to the general loan loss reserve and asset impairments of approximately $1.2 million. Additionally, loan interest income was reduced by approximately $0.1 million from loan extensions granted to hurricane victims.

•	Loan origination volume increased 3% to $82.5 million versus $79.9 million for the year ago quarter, including $9.0 million and $1.2 million of third party originations, respectively.

•	Total revenue increased 36% to $19.3 million.

•	Non-performing loans as a percent of average outstanding loan principal balances decreased to 1.0% for the third quarter 2005 as compared to 1.4% for the 2004 quarter.

•	Seventy-four percent of the loans originated in the third quarter 2005 were under the Recovery Rewards ™ program.
Financial Highlights
Total revenue for the third quarter increased 36% to $19.3 million from $14.2 million for the same quarter 2004. Interest income was $15.4 million for the third quarter 2005 and non-interest revenue totaled $3.9 million. The revenue increase between quarters was primarily due to a 28% increase in Origen’s owned loan portfolio.
Interest expense for the third quarter 2005 increased to $7.7 million from $3.7 million from last year’s third quarter. This was a result of increased borrowings relating to loan originations and first quarter 2005 loan purchases as well as continuing increases in the LIBOR benchmark rate on Origen’s warehouse line of credit.

The provision for credit losses was $6.7 million for the third quarter 2005 versus $1.5 million for the same quarter 2004. The increase from the prior year quarter is due to a $3.5 million charge related to an increase in estimated loan losses from the effects of the hurricanes, approximately $0.8 million of losses from the charge-off of loans repurchased from Vanderbilt under the previous recourse agreement and $0.3 million representing the establishment of estimated loan losses on a purchased loan pool, as well as additional reserves to reflect the increase in bankruptcy filings seen in the third quarter as numerous borrowers acted in advance of the implementation of the new bankruptcy law.
Third quarter 2005 non-interest expenses were $10.5 million as compared to $7.6 million for the year ago quarter. Of the $2.9 million increase, $0.7 million related to asset impairments resulting from the effects of Hurricanes Katrina and Rita, approximately $0.9 million related to the elimination of the Vanderbilt recourse liability and approximately $0.3 million related to various non-recurring expenses. The balance of the increase resulted primarily from increased personnel costs and professional fees relating to the significant on-going compliance costs for Sarbanes-Oxley regulations.
Portfolio Performance
At September 30, 2005, loans 60 or more days delinquent were 1.3% of the owned loan portfolio compared to 1.8% at December 31, 2004. Net charge-offs totaled $2.6 million for the third quarter 2005, a 13% increase versus the $2.3 million charged off during the third quarter 2004, reflecting the growth of the owned loan portfolio and the negative impact of legacy loans, partially offset by the on-going trend of improvement in Origen’s credit quality for loan originations post-2002.
Ronald A. Klein, Origen’s chief executive officer, stated, “Overall we are pleased with Origen’s operational performance during a very challenging quarter. As previously announced our results were negatively impacted by damage incurred by Hurricanes Katrina and Rita and the impact of the elimination of our loan recourse obligation with Vanderbilt Mortgage and Finance, Inc. The manufactured housing industry continued to struggle in the third quarter 2005. Shipments of new manufactured houses were down slightly in this year’s third quarter versus the same period in 2004. Nevertheless our overall production increased in the third quarter over the year ago quarter. While volume was disappointing during July and August this year, September volume rebounded and exceeded September 2004’s production by 7.5%, despite having very limited volume from the hurricane impacted states. Furthermore, October 2005 was in fact our highest volume month of the year, exceeding October 2004’s volume by over 8.0%. Throughout 2005 our net interest margins have decreased for loans financed on our loan warehouse facility. Short-term rates continue to rise while the 10-year treasury rate remains below its June 2004 level, limiting our ability to increase rates that we charge our borrowers for new loans originations.
“Beginning in 2002, Origen has continuously improved its underwriting and verification processes, credit scoring models, systems and servicing techniques, resulting in demonstrably superior performance as compared to loans originated by the Company prior to 2002. However, the pre-2002 loans, despite representing a diminishing percentage of Origen’s owned loan portfolio, have had a disproportionate impact on Origen’s financial performance.”
The following tables indicate the impact of such legacy loans over the 12 month period between September 30, 2004 and September 30, 2005:
Loan Pool Unpaid Principal Balance ($ in millions)

	Pre-2002	Post-2002	Total
September 30, 2004:
$	$73.5	$466.7	$540.2
% of Total	13.6%	86.4%	100.0%

September 30, 2005:
$	$59.7	$682.3	$742.0 *
% of Total	8.0%	92.0%	100.0%

*	Includes owned portfolio, repossessed inventory and loans sold with recourse.

Static Pool Performance September 30, 2004 to September 30, 2005 ($ in millions)

	Pre-2002	Post-2002
# Units Defaulted	278	283
$’s Defaulted	$9.8	$11.2
Net Recovery %	39%	50%
Mr. Klein explained, “While representing less than 14% of the owned loan portfolio at September 30, 2004, the pre-2002 loans accounted for almost half of the defaults over the last 12 months. Additionally, recovery rates were substantially lower for the pre-2002 loans leading to higher losses as compared to the post-2002 loans. The pre-2002 loans currently represent less than 8% of Origen’s owned loan portfolio and the delinquency of these loans is substantially lower than the level that existed at September 30, 2004. As these loans become even a smaller percentage of Origen’s portfolio the negative impact on earnings will diminish.”
Mr. Klein further stated, “Our credit quality continues to be exceptionally high and the performance of our post 2002 loan portfolio continues to outperform our expectations. We are focused on credit discipline as we monitor the impact of higher fuel costs and other price increases on our borrowers. With the implementation of the new bankruptcy law on October 17, 2005, we did see a spike in bankruptcy filings by our borrowers in both September and October 2005. We are hopeful that a high percentage of these borrowers will in fact remain in their homes, but we will monitor these cases closely as they move through the bankruptcy process.”
Earnings Call and Webcast
A conference call and webcast have been scheduled for November 9, 2005, at 11:00 a.m. EST to discuss third quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 888-515-2235. A replay will be available through November 13, 2005 by dialing 719-457-0820 or 888-203-1112, passcode 9873243. You may also access the replay on Origen’s website for the next 90 days.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured housing lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit www.origenfinancial.com.
At Origen Financial:
W. Anderson Geater
Chief Financial Officer
866.4 ORIGEN
At Financial Relations Board:
Leslie Loyet
(312) 640-6672
lloyet@financialrelationsboard.com

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
ASSETS

	(Unaudited)
	September 30,	December 31,
	2005	2004
Assets
Cash and Equivalents	$2,341	$9,293
Restricted Cash	13,532	9,222
Investment Securities	41,642	37,622
Loans Receivable	719,605	563,268
Premises & Equipment	3,350	2,336
Goodwill	32,277	32,277
Other Assets	26,729	28,529

Total Assets	$839,476	$682,547

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$146,914	$107,373
Securitization Financing	443,091	328,388
Repurchase Agreements	25,036	20,153
Note Payable	1,539	—
Loan Recourse Liability	294	6,603
Other Liabilities	23,987	16,564

Total Liabilities	640,861	479,081

Stockholders’ Equity
Preferred Stock, par value $0.01; 10,000,000 shares authorized; 125 shares issued and outstanding	125	125
Common Stock, $0.01 par value, 125,000,000 shares authorized; 25,454,060 issued and outstanding (25,215,400 at December 31, 2004)	255	252
Additonal paid-in-capital	220,826	219,121
Accumulated comprehensive loss	(478)	(1,807)
Unearned stock compensation	(3,044)	(2,790)
Distributions in excess of earnings	(19,069)	(11,435)

Total Stockholders’ Equity	198,615	203,466

Total Liabilities and Equity	$839,476	$682,547

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Interest Income
Total Interest Income	$15,408	$11,212	$43,196	$30,016
Total Interest Expense	7,714	3,723	19,805	10,037

Net Interest Income Before Losses	7,694	7,489	23,391	19,979
Provision for Credit Losses	6,697	1,500	10,372	4,922
Impairment of Purchased Loan Pool	428	—	428	—

Net Interest Income After Losses	569	5,989	12,591	15,057

Non-interest Income	3,874	2,976	10,550	8,870

Non-interest Expenses:
Total Personnel	5,887	5,206	17,065	14,523
Total Loan Origination & Servicing	371	345	1,165	996
Write-down of Residual Interest	724	—	724	—
Loss on Recourse Buyout	869	—	869	—
Provision for Recourse Liability	—	—	218	—
State Taxes	74	13	264	176
Total Other Operating	2,600	1,992	6,398	5,166

Total Non-interest Expenses	10,525	7,556	26,703	20,861

Net Income (Loss)	$(6,082)	$1,409	$(3,562)	$3,066

Earnings Per Share on Basic Average Shares Outstanding	$(0.24)	$0.06	$(0.14)	$0.15

Earnings Per Share on Diluted Average Shares Outstanding	$(0.24)	$0.06	$(0.14)	$0.15

Common Shares Outstanding	25,454,060	25,228,150	25,454,060	25,228,150

Weighted Average Common Shares Outstanding, Basic	24,980,889	24,726,729	25,845,216	20,347,128

Weighted Average Common Shares Outstanding, Diluted	24,980,889	25,028,922	25,845,216	20,580,491